Exhibit-10.49

DATED: 9th SEPTEMBER 2002

(1)           PEREGRINE SYSTEMS OPERATIONS LIMITED (as “Lender”)

(2)           PEREGRINE SYSTEMS LIMITED (as “Borrower”)

FUNDING AGREEMENT

NICHOLSON GRAHAM & JONES

[ILLEGIBLE]

THIS DEED is made on the 9th day of September 2002

PARTIES:-

(1)           PEREGRINE SYSTEMS OPERATIONS LIMITED, a company incorporated in the Republic of Ireland (Registered Number 324176), whose registered office is at Unit 3094, National Digital Park, Citywest, Dublin 24 (the “Lender”); and

(2)           PEREGRINE SYSTEMS LIMITED, a company incorporated in England and Wales (Registered Number 2563273) whose registered office is at Peregrine House, 26-28 Paradise Road, Richmond, Surrey, TW9 1SF (the “Borrower”).

WHEREAS:

(A)          The Lender is the holding company of the Borrower.

(B)           The Lender has agreed to make available and the Borrower has agreed to accept a working capital facility.

(C)           This Deed sets out the terms and conditions of the working capital facility.

THIS DEED WITNESSES as follows:-

1.             DEFINITIONS

1.1           The following words and expressions shall have the following meanings except where the context otherwise admits or requires:

“Advance”	means each advance made or to be made under The Facility;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in London and Dublin;

“Commencement of Insolvency”

means (a) the appointment of a receiver, and manager or administrative receiver over all or any parts of the property of the Borrower; (b) the making of an administration or winding up order in relation to the Borrower or of an order which subjects the Borrower to any procedure under the insolvency law of a country outside Great Britain; (c) the presentation by the Borrower or its senior management of proposals to the Borrower’s creditors, or to its principal financial creditors, for any re-scheduling, re-financing or re-structuring of all or a substantial part of the Borrower’s indebtedness;

“Facility”	means subject to termination under clause 7 below, the loan facility granted by the Lender to the Borrower under this Deed;

“Funding Facility Deed”	means the funding facility deed between Peregrine Systems Inc and the Lender in the form annexed to this Deed at Appendix 1;

“Loan”	means the aggregate principal amount of the Advances from time to time outstanding under this Deed;

“Notice of Drawing”	means a Notice of Drawing requesting an Advance in the form annexed to this Deed at Appendix 2, duly completed and signed by two directors on behalf of the Borrower;

“Repayment Date”	means the date specified in Clause 6 or such later date upon which sums become payable to the Lender in accordance with Clause 8;

“Sterling and £”	means the lawful currency for the time being of the United Kingdom; and

“Termination”	means the occurrence of each or any of the events set out in clause 7 below.

1.2           Further Definitions

(a)           Any reference in this Deed to:-

“Lender”	includes its successors immediate or derivative;

“month”

or a period of one or more “months” is a reference to a period which ends on the day (“the corresponding day”) in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started or, if there is no corresponding day, a period which ends on the last day of the relevant calendar month;

“persons”	includes individuals, bodies corporate, unincorporated associations, partnerships, governments, states and state agencies (whether or not having separate legal personality);

“tax(es)”	includes any tax levy, import duty, charge, fee, deduction or withholding of any nature and however called, levied, collected, withheld or assessed by any person;

1.3           The words and expressions defined by the Companies Act 1985 and the Insolvency Act 1986 shall have the same meaning herein unless the context otherwise admits or requires:

2.             INTERPRETATION

In this Deed references to the deed or document are to such deed or document as from time to time amended, novated, supplemented or replaced by a document having a similar effect, a reference to any statute includes that statute as amended, extended or re-enacted and to any bye-law, regulation, order, instrument or subordinate legislation made under the relevant statute, the singular includes the plural and vice versa, references to clauses and sub-clauses and to schedules are to the clauses and sub-clauses of and to the schedules to this Agreement, the word “including” will not limit the generality of any preceding words, the words “other” and “otherwise” will not be limited by any words preceding them, headings to clauses and sub-clauses are to be ignored in construing this Deed and references to time are to London time unless otherwise specified.

3.             AMOUNT AND PURPOSE

3.1           Subject to clause 3.3 the Borrower shall be entitled to draw down under this Facility such amounts from time to time as shall be necessary to enable it to pay its debts as they fall due.

3.2           Sums advanced under this Facility may only be utilised by the Borrower for the Borrower’s working capital purposes and reorganisation costs.

3.3           Any sum in excess of US$1 million shall be subject to the prior approval in writing of the Chief Financial Officer of Peregrine Systems Inc such approval not to be unreasonably withheld or delayed in the case of expenditure reasonably and properly required for the purpose of the business of the Borrower.

4.             FACILITY

4.1           Availability

Subject to the terms of this Deed the Facility shall be available to the Borrower for drawing until the Repayment Date.

4.2           Advance of the Facility

A Notice of Drawing requesting drawdown of any Advance under the Facility must be received by the Lender no later than 10.00 a.m. on the second Business Day before the date on which the Advance is required. The Notice of Drawing must be accompanied by a reconciliation of the Account and a cash flow (the “Cash Flow”) covering a period of not less than 14 days commencing on the date of the Notice of Drawing. The Notice of Drawing must specify:-

(a)           the amount required;

(b)           the purpose for which the Advance is required in so far as the same is not clear from the Cash Flow;

(c)           the date on which the Advance is required, which must be a Business Day; and

(d)           the name and address of the bank and the title and number of the account to which the Advance is to be remitted.

4.3           Conditions precedent

The Lender’s obligation to make the Facility available will only be effective when all of the following conditions precedent have been satisfied:-

(a)           the Lender and Peregrine Systems Inc have executed the Funding Facility Deed;

(b)           this Deed is executed by the Borrower;

(c)           the Borrower has provided the first cash flow forecast to the Lender; and

(d)           the Lender has confirmed its agreement to the first cash flow forecast.

5.             FINANCIAL INFORMATION

The Lender shall provide to the Borrower copies of the Lender’s monthly management accounts together with a monthly cash flow forecast within 14 days of the last day of each calendar month together with any information provided to the Lender under the Funding Facility Deed to enable the Borrower to satisfy itself that the Lender will be able to continue to make the Facility available to the Borrower.

6.             REPAYMENT

6.1           Subject as provided in Clause 8 the Borrower shall repay the Loan within 12 months of Termination or such other period as the parties shall agree.

7.             TERMINATION

7.1           Termination will occur or will be deemed to occur in the following events:-

(a)           the Lender declaring the Facility is cancelled, provided that the Lender provides the Borrower with ninety days written notice of such cancellation and further provided that the Facility shall not be cancelled prior to 31 October 2003;

(b)           the breach or termination by Peregrine Systems, Inc of the Funding Facility Deed provided that this Deed shall not terminate prior to the exhaustion of all and any of the Lender’s rights of action against Peregrine Systems, Inc and/or the expiry of a 90 day period following the execution of an assignment by the Lender to the Borrower in accordance with Clauses 10.1(a) and (b).

(c)           any warranty, representation or statement made in this Deed proves to have been incorrect or misleading in any material respect and is not remedied to the satisfaction of the other party within twenty-eight days of notification by the other party;

(d)           the Lender or the Borrower fails duly to perform or comply with any of the obligations expressed in this Deed;

(e)           the Borrower commences negotiations with all or a material part of its creditors with a view to the general re-adjustment or re-scheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors other than with the prior written consent of the Lender provided that such consent shall not be unreasonably withheld;

(f)            any creditor of the Borrower takes any corporate action or other steps are taken or legal proceedings are started for the winding-up, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Borrower or of all or a material part of the Borrower’s revenues and assets, other than in each case with the prior written consent of the Lender provided that such consent shall not be unreasonably withheld;

(g)           any judgment or any other judicial determination of liability is issued against the Borrower or any of its subsidiaries or any distress, execution, diligence, attachment or other process affects any asset of the Borrower in respect of a liability in excess of £50,000 or its equivalent and is not discharged within seven days thereafter.

8.             SUBORDINATION

The Lender agrees that following the Commencement of Insolvency of the Borrower it shall take no step or action for the repayment of the Facility or any part of it until such time that all other creditors of the of the Borrower have been paid in full and the Lender further agrees that any sums received by it in respect of the Facility after such date shall be held by it on trust for such other creditors of the Borrower so that the Lender shall be bound to pay any such sums so received to such person or persons who may be responsible for arranging for the payment of the Borrower’s creditors.

9.             PAYMENTS

9.1           All payments to be made under this Deed shall be made in Pounds Sterling and in immediately available funds.

9.2           All payments to be made under this Deed shall be made without set-off or counterclaim and free and clear of and without deduction of any taxes, levies, duties, charges, fees, deductions, withholdings, restrictions or conditions of any description.  If the Lender or Borrower is required at any time by any applicable law to make any such deduction from any payment, the sum due from the Borrower or the Lender in respect of such payment shall be increased by such an amount as will result, notwithstanding the making of such deduction, in the Lender’s or the Borrower’s receipt on the due date for payment of each amount of a net sum equal to the sum that the Lender or the Borrower would have received had no such deduction been required to be made.

10.           REPRESENTATIONS AND WARRANTIES

10.1         The Lender represents and warrants to the Borrower that:-

(a)           it has full power to enter into and perform its obligations under this Deed (which has been duly accepted by the Borrower), and that this Deed is valid, enforceable and binding upon it in accordance with its terms, and that it has obtained and will maintain in effect all necessary corporate authorisations and all other necessary consents; licences and authorities;

(b)           Peregrine Systems Inc has executed the Funding Facility Deed in which Peregrine Systems Inc has represented and warranted to the Lender that Peregrine Systems Inc has full power to enter into and perform its obligations under the Funding Facility Deed and that the Funding Facility Deed is valid and enforceable and binding upon it in accordance with its terms, and that it has obtained and will maintain in effect all necessary corporate authorisations and all other necessary consents, licences and authorities.

(c)           In so far as it is necessary for the Borrower to enforce the terms of the representation referred to and described in clause 10.l(b) above the Lender agrees to execute an assignment of the benefit of the representation and warranty to the Borrower in consideration of the payment of the sum of £1 from the Borrower to the Lender receipt of which is hereby acknowledged by the Lender.

(d)           the execution, delivery and performance by the Lender of this Deed and the events contemplated by this Deed; will not violate:-

(i)            its memorandum and articles of association;

(ii)           any provision of any applicable law, regulation or decree to which it is subject;

(iii)          any provision of any contract, banking facility or arrangement to which it is a party or any other obligations on the Lender;

or result in the execution or imposition of any lien, charge or encumbrance on the assets of the Lender; and

(e)           the Lender is not in default under any agreement (save as disclosed in writing to the Borrower) to which it is a party which would have a material adverse effect on its business and financial condition.

10.2         The Borrower represents and warrants to the Lender that:-

(a)           it has full power to enter into and perform its obligations under this Deed (which has been duly accepted by the Lender), and that this Deed is valid,

enforceable and binding upon it in accordance with its terms, and that it has obtained and will maintain in effect all necessary corporate authorisations and all other necessary consents; licences and authorities;

(b)           the execution, delivery and performance by the Borrower of this Deed and the events contemplated by this Deed; will not violate:-

(i)            its memorandum and articles of association;

(ii)           any provision of any applicable law, regulation or decree to which it is subject;

(iii)          any provision of any contract, banking facility or arrangement to which it is a party or any other obligations on the Borrower;

or result in the execution or imposition of any lien, charge or encumbrance on the assets of the Borrower; and

(c)           the Borrower is not in default under any agreement (save as disclosed in writing to the Lender) to which it is a party which would have a material adverse effect on its business and financial condition.

10.3         The warranties given by the Lender and the Borrower herein shall be continuing and deemed to be repeated on each date on which any payment is made under this Deed and on the making of any request for an Advance by reference to the facts existing on each such date.

11.           ASSIGNMENT AND TRANSFERS

12.           The Borrower may not assign or transfer any of its rights or obligations under this Deed without the written consent of the Lender.

12.1         Lender

The Lender may at any time assign all or any part of the Lender’s rights, obligations and interests under this Agreement to any person.

12.2         Disclosure of information

The Lender may disclose to a potential assignee (or any other person with whom the Lender is contemplating entering into contractual relations with respect to this Agreement) such information about the Borrower as the Lender considers material to a potential assignee.

13.           MISCELLANEOUS

13.1         Time of the essence

Time will be of the essence of the performance of the obligations of the Borrower under or in connection with this Deed.

13.2         Severability

Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of such provisions is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Deed will not in any way be affected or impaired.

13.3         Rights cumulative

All rights of the Lender are cumulative and any express right conferred on the Lender or the Borrower under this Deed may be exercised without prejudicing or being limited by any other express or implied right of the Lender.

14            LAW AND JURISDICTION

14.1         This Deed is governed by English law.

14.2         Courts of England and Wales

The Courts of England and Wales will have jurisdiction to settle any disputes which may arise out of or in connection with this Deed.

14.3         No Exclusion or Limitation of Rights

Nothing in this Clause 14 excludes or limits any right which the Lender or the Borrower may have (whether under the law or any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

15.           NOTICES

15.1         Each communication to be under this Deed shall be made in writing and may be made by letter or facsimile transmission.

15.2         Any communication to be made or delivered by one party to the other shall be made or delivered to that other party at its address set out at the beginning of this Deed or to such other address as may from time to time be notified in writing by one party to the other in accordance with this clause.

15.3         Any communication made or delivered for any purpose of this Deed shall be deemed made or delivered when dispatched in the case of a facsimile or in the case of a letter when left at the relevant address or two Business Days after dispatch by prepaid first class post in an envelope addressed to the relevant address.

16.           THIRD PARTIES

Except in respect of the obligations of the Lender contained in Clause 8 a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

17.           EXECUTION

The parties agreed and intend this Deed should be executed in counterparts.

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first above written.

EXECUTED as a DEED by	)
PEREGRINE SYSTEMS OPERATIONS	)
LIMITED in the presence of:	)	/s/ [ILLEGIBLE]
Director

/s/ [ILLEGIBLE]
Director/Secretary

EXECUTED as a DEED by	)
PEREGRINE SYSTEMS LIMITED	)
in the presence of:	)	/s/ [ILLEGIBLE]
Director

/s/ [ILLEGIBLE]
Director/Secretary